Form 10-K, Exhibit 13
period 1996-09-30
LASALLE RE HOLDINGS LTD
filed 1996-12-20
CIK 1001384

                                                     LaSalle Re Holdings Limited






                                                              Annual Report 1996

LaSalle Re Holdings Limited ("Holdings"), through its operating company, LaSalle Re Limited ("LaSalle Re") and together with Holdings ("The Company"), writes high severity, low frequency reinsurance, primarily property catastrophe reinsurance, on a worldwide basis.

The Company is headquartered in Bermuda, and began operations in October, 1993. Common Shares of LaSalle Re Holdings Limited were listed on the Nasdaq Stock Market in November, 1995, and trade under the symbol "LSREF".

LaSalle's mission is:

 . to protect insurance companies from losses caused by natural events such as climatic or seismographic conditions, or from the financial consequences of man-made disasters

 . by assuming such risks, to introduce an important element of stability into insurance company balance sheets

 . to provide this support on a financially secure basis, underpinned by a strong capital commitment.

CONTENTS
Highlights                                                      2
Financial summary                                               3
Chairman's statement                                            4
CEO interview                                                   6
Management's discussion and analysis of
  financial condition and results of operations                10
Note on forward-looking statements                             19
Consolidated balance sheets                                    20
Consolidated statements of operations                          21
Consolidated statements of changes in shareholders' equity     22
Consolidated statements of cash flows                          23
Notes to consolidated financial statements                     24
Independent auditors' report                                   38
Financial and investor information                             39
Directors and officers                                         40
Company information                                            41

HIGHLIGHTS


LaSalle's first year as a public company was one of continued growth and profitability, in the face of downward pressure on rates paid for our key product, property catastrophe reinsurance.

We credit this success to our conservative underwriting practices, our policy of further limiting risk by spreading our exposures internationally, and our participation in other lines of reinsurance.

 . LaSalle achieved record financial results for the fiscal year ended September
  30, 1996. Net income rose 24% to $129.5 million. Earnings per share were $5.40 and fully-diluted book value per share reached $20.20.

 . Premiums written rose to $190.2 million and premiums earned to $195.1 million.

 . Shareholders' equity and minority interest was $487 million, an increase of 21.5%. Return on average shareholder's equity and minority interest was 29.2%, well above the company's goal of 20% to 25%.

 . Statutory capital and surplus for LaSalle Re Limited, our operating subsidiary, rose 22% to $475.6 million.

 . A new dividend policy, designed to return excess capital to our shareholders, was adopted.

 . We received an "A-" (Excellent) rating from A.M. Best Company, Inc. and, shortly after year-end, an "A" (Good) rating from Standard & Poor's Corporation.

 . We applied for corporate membership in Lloyd's of London, as a first step in direct participation in that market.

 . We further refined and trademark registered our L-CAM(TM) proprietary computer software model, which we use to assess insurance risks.


Worldwide ex-USA 6%                            Adjustments & reinstatement premiums 1.8%

Adjustments & reinstatements 1.9%              Casualty clash 1.6%

Others 8.6%                                    Property catastrophe reinsurance excess of loss 64.4%

Japan 4.2%                                     Miscellaneous 2.5%

USA 41.7%                                      Marine 2.4%

Australasia 5.8%                               Property catastrophe reinsurance pro rata 22.2%

Europe 11.6%                                   Property-risk excess & pro rata 5.1%

Worldwide 11.6%                                *LINES OF BUSINESS

UK 8.6%

*GEOGRAPHIC DISTRIBUTION OF BUSINESS

*For premiums written in the year ended September 30, 1996

FINANCIAL SUMMARY
LASALLE RE HOLDINGS LIMITED AND SUBSIDIARIES
(Expressed in thousands of United States Dollars, except per share and operational data)

                                                                                  PERIOD
                                             YEAR ENDED      YEAR ENDED     OCTOBER 26, 1993 TO
                                            SEPTEMBER 30,   SEPTEMBER 30,      SEPTEMBER 30,
                                                1996            1995               1994
OPERATIONAL DATA
Premiums written                                 $190,151        $201,916              $133,327
Total revenues                                    221,569         195,436                92,728
Net income before minority interest               129,451         104,448                29,899
Cash and investments                              537,504         522,425               409,738
Total assets                                      634,734         636,547               481,424
Total shareholders' equity
  and minority interest                           486,918         400,811               384,284
LaSalle Re statutory capital and surplus          475,580         390,683               376,414
Return on average shareholders' equity
  and minority interest                              29.2%           26.6%                  9.3%

PER SHARE DATA
Net income                                       $   5.40        $   4.51              $   1.31
Book value                                          21.42           17.64                 16.91
Dividends declared                                   1.85            4.62                  0.00

OPERATIONAL RATIOS
Loss ratio                                           26.4%           35.5%                 64.7%
Expense ratio                                        19.6%           17.1%                 16.6%
Combined ratio                                       46.0%           52.6%                 81.3%

SHARE PRICE -- QUARTERLY HIGH          STATUTORY CAPITAL & SURPLUS

  December 1995  $23.25                  1994     $376,414,000

  March 1996     $23.63                  1995     $390,683,000

  June 1996      $22.75                  1996     $475,580,000

  September 1996 $25.50

CHAIRMAN'S STATEMENT


[PHOTO]


Victor H. Blake
Chairman, President & CEO


TO OUR SHAREHOLDERS

We are pleased to present our third annual report. Over the last three years, we have generated a return on capital employed well above the industry average. We are a specialist reinsurer by choice, focusing mainly -- but not exclusively -- on property catastrophe reinsurance.

SERVICE

We serve our clients by assisting them in managing their exposures to major catastrophic events which could severely damage their balance sheets -- or even their ability to trade -- if not provided for. It was just such a series of world-wide events between 1987 and 1992, culminating in Hurricane Andrew, that originally led to the formation of your company on October 26, 1993.

In the aftermath of the devastation wrought by these events came the realisation that premiums for catastrophe reinsurance were below technically acceptable levels. In the light of increasingly sophisticated measurements of exposure, a 200% price increase was mandated.

THE PROMISE DELIVERED

In our first year of operation, LaSalle Re was called upon to respond to the Northridge, California earthquake. In our second year, Hurricanes Luis and Marilyn laid waste to the Caribbean, and there were floods in Norway and storms in Germany to contend with.

In the year under review, our third year of trading, a late hurricane season in the Gulf of Mexico saw Hurricane Opal cause an estimated $2 billion in insured damage in October 1995. The 1996 hurricane season produced an above average number of named storms, but did not match the intensity of the previous record-setting year. Hurricanes Bertha, Fran and Hortense, in particular, were clearly significant events for the people and companies directly affected. But none caused losses of sufficient magnitude to affect our business adversely.

Severe winter weather in the United Kingdom, and spring storms in the mid-western United States produced minor losses in some lower-level catastrophe protections we provide. There was no significant earthquake activity this year.

The first three years of our operations were therefore marked by several events which underline the importance of the role we play, and the vital need for the protection we offer. These events show that our business is about the willing assumption of risk. It is about having the knowledge and the ability to manage that risk, and in so doing to create a profitable and lasting business.

How successful have we been in this regard? I believe our combined ratios illustrate the profitability of our business: 81.3% in 1994, 52.6% in 1995, 46.0% in 1996.

Our return on average shareholders' equity and minority interest rose to 29.2%, up from 26.6% in 1995, and 9.3% in our start-up year of 1994. This is exceptional.

SPECIALTY

The conventional wisdom is that reinsurers must be big and must provide coverage across all lines. Alternatively, they can afford to be slightly less large provided they have a streamlined operating structure and are highly specialized and service-orientated. LaSalle comes under this latter category. However, we are not a purely mono-line company. We operate in a number of different areas where there is an undisputed need for the specialized forms of high-severity, low-frequency protection we offer.

CLIENTS

We are very much aware of the need to be responsive, and not simply be satisfied with the role of provider. Our aim is to establish long-term partnerships that transcend fluctuations in price. Our core clients are aware that coverage bought from competitors willing to operate at prices below the technical level is dubious currency, and could impair their ability to keep their promises.

CAPITAL MANAGEMENT

Because of its greater volatility, the property catastrophe reinsurance business requires better than average returns on equity. Balance is the key word. We need sufficient capital and surplus to enable our clients to trade confidently with us. At the same time, we must keep this capital employed. Unless we make better than average returns in years when catastrophe losses are within attritional expectations, we will not achieve the stability we need to respond in years of high losses. The measure of our success in achieving this balance is best demonstrated by the assessment of the rating agencies: A.M. Best has awarded us an A- (Excellent) rating, while Standard & Poor's has rated us A (Good).

OUR PEOPLE

At LaSalle it's our people who make the difference. Even in this high-tech age, reputation, integrity and relationships remain the crucial ingredients. I am grateful to all our staff for their dedication to, and their belief in, the Company.

/s/ Victor H. Blake
Chairman, President & CEO

CEO INTERVIEW

IN THE FOLLOWING INTERVIEW VICTOR H. BLAKE -- CHAIRMAN, PRESIDENT AND CEO OF LASALLE RE HOLDINGS -- OFFERS AN OVERVIEW OF THE CHANGES TO THE BUSINESS OF REINSURANCE, AND OUTLINES HIS VISION OF LASALLE'S FUTURE.

WHAT IS THE CURRENT STATE OF THE REINSURANCE INDUSTRY, AND WHAT CHANGES DO YOU FORESEE?

1996 has been described as a 'year of consolidation' for the insurance and reinsurance industries. More and more business has been concentrated in the hands of the strongest companies.

Companies are concentrating on core lines of business, and actively pursuing growth through acquisition. A study by A.M. Best showed that at least 45 insurance company acquisitions were made during 1995. The trend is towards larger and larger deals.

This pattern has continued into 1996. There have been five mega-mergers so far. The biggest was the purchase of American Re by Munich Re for $4 billion. When it was announced in August, this sale confirmed Munich Re as the world's largest reinsurer.

The result of all this activity has been a widening gap between the top-rank reinsurers and the weaker players. This gap is likely to get wider. The real issue, however, is not size but quality.

The top-tier companies that emerge from this process of consolidation may have large capital bases, but in the long term the strongest performers will need more than that. If they are to meet the changing needs of primary insurers, they must also demonstrate global capabilities, superior underwriting, and the ability to work closely with clients -- offering value-added solutions to their insurance problems.

To cope with the increasing risks they face, primary insurers are looking for a high degree of expertise. They demand both strength and quality. They need reinsurance partners who can add real value to their businesses, making them stronger, more effective competitors.

As the flight to quality continues, specialist reinsurers who can provide not only good security but also in-depth knowledge and control of their business have a key role to play. Such companies tend to be more creative and more aware of their clients' needs.

WHAT IS BEHIND THE TREND TO INTERNATIONAL EXPANSION AMONG REINSURERS?

The reinsurance industry is rapidly becoming more globalized. Munich Re's purchase of American Re is an example of a European giant moving into the U.S. market. But equally, market opportunities in Europe have attracted many U.S. firms. Also the emerging markets of Latin America and Southeast Asia are seen as new sources of profitable growth.

A key reason for the move toward global expansion is the international business activities of the clients themselves. Primary reinsurers are writing increasing volumes of business worldwide. So they need worldwide reinsurance.

Companies like LaSalle, with an international book of business from inception, are in a strong position to offer the quality service this growing international market is looking for.

WHAT SETS LASALLE APART FROM ITS COMPETITORS?

In a word: balance. We have achieved a good balance in our geographic spread of business, in the lines of business we write, and in our approach to managing risk and managing assets.

From day one, our goal has been to ensure a roughly equal balance between the business we write in the United States and in other parts of the world. We are continuing to enhance the international portion of our book of business by reinsuring certain syndicates at Lloyd's of London.

Our newness is an asset. We are free of any problems inherited from the past. But equally, with insurance industry giants Aon and CNA as our major sponsors, we do not have to struggle to make ourselves credible. Our close industry ties also allow us access to new and valuable business opportunities. From the outset, we have been able to operate as a multi-line company, offering coverage for other lines of business besides property catastrophe reinsurance. Writing other lines of business is a way of balancing our exposure to risk.

In terms of risk management, we employ a conservative underwriting philosophy. We stress pricing discipline over premium volume, and only write business which we are confident will generate appropriate returns.

We also make use of the latest information technology available. We have created a proprietary computer model, called L-CAM(TM) (LaSalle Catastrophe Analysis Model), which we use to assist in assessing insurance risks. Our goal is to use the latest technological tools to provide the best possible service to our clients and investors.

We manage our business with a goal of achieving an average annualized return on equity of between 20% and 25% over time. It's what we call our 'ROE discipline'.

WHAT IS YOUR LONG-TERM VISION FOR LASALLE?

LaSalle was created three years ago, when optimum conditions for the growth of a company such as ours existed. Premium rates for property catastrophe reinsurance were at a historic high due to an unprecedented string of natural disasters, and disarray at Lloyd's of London made it pull back from insuring catastrophe business.

This produced a market opportunity for LaSalle and other companies, most of whom chose Bermuda as the domicile for their reinsurance operations. Three years later, the Bermuda "cats" account for 30% of the world's catastrophe business.

Over the past year, however, rates for our primary product have softened somewhat. This is a development we had anticipated right from the time we launched our business and hence we offer a full service capability. Pricing fluctuation will always occur depending on the presence or absence of major losses. But we believe prices will not now return to uneconomic levels, because both buyer and seller are only too well aware of the exposures at risk. Because of this, our aim has always been to offer strength and quality to a worldwide roster of clients -- but to focus more on our return on equity than on simply generating premium income.

What we are selling to our clients is a promise to pay. We recognize financial security as a key goal and our clients recognize it as one of our key strengths. Our commitment to financial security is perhaps best illustrated by the level and the quality of our assets. We have a pristine balance sheet and intend to keep it that way.

Our long-term vision for LaSalle is to carry on with what we have achieved over our first three years of operations. We intent to continue to maintain a balanced geographical spread of business. We will focus on conservative underwriting practices, and on conservative management of our assets. And we will take advantage of opportunities to enhance our growth wherever we perceive them.

The challenge is to manage our business through all the cycles. Writing other low-frequency, high-severity business enables us to balance our portfolio and maintain our commitment to profitable growth.

All of the above gives me reason for optimism. But perhaps the most encouraging factor is the certain knowledge that we have the support of our marketing force -- of the brokers, and of the core clients we have attracted. Our staff are professional, well travelled, well known and respected in the business. Reinsurance is still a people business after all, and these qualities are irreplaceable.

We also enjoy the sponsorship of two of the biggest names in our industry: CNA and Aon. Taken together, all these attributes and allegiances give us ample cause for confidence in our future.

YOU HAVE RECENTLY ANNOUNCED AN ENHANCED CAPITAL MANAGEMENT POLICY. PLEASE
EXPLAIN

We believe the efficient use of our capital is of paramount importance to both our clients and our investors. Beginning in the 1997 fiscal year, we intend to pay out 50% to 60% of the prior year's net income in dividends to our shareholders. This will represent a significant increase from our current dividend.

It also means we will retain 40% to 50% of our net income to provide for growth. Importantly, this policy will be fair to both our existing and new shareholders while at the same time providing for the development of the company's long term strategy.

The enhanced policy also allows us to conduct share repurchases from time to time.

WILL THIS DIVIDEND POLICY APPLY IN ALL CIRCUMSTANCES?

It will apply if we operate at or near our business plan. We have designed the policy to allow us to reconsider the payout following circumstances such as a loss or series of losses of such magnitude that the Company was presented with an opportunity, through hardening rate levels, to retain more capital and use it beneficially. This also provides us with the flexibility to manage our capital prudently for the protection of our clients.

ARE YOU ACTIVELY PARTICIPATING IN LLOYD'S OF LONDON?

We have always selectively supported Lloyd's through quota-shares of certain syndicates. Beginning in 1997 it is our intention that this support will also take the form of becoming a member of Lloyd's through LaSalle Re Corporate Capital Limited, a subsidiary company. This will enable us to be a part of the Lloyd's franchise. It is part of our strategy to have representation in other major centres as well as Bermuda. Becoming a corporate member of Lloyd's accomplishes this, as does having our representative office in the London Underwriting Centre. Lloyd's membership will be accomplished without having to expend capital, so it also is effective leveraging of our capital.

DO YOU FORESEE ANY DECLINE IN THE IMPORTANCE OF THE BERMUDA MARKET?

On the contrary, we believe Bermuda is here to stay. It is home to a diverse group of specialist reinsurers, which have collectively obtained 30% of the market share and a lead role in worldwide business.

Bermuda is ideal for specialist companies such as LaSalle, where large risk and premium income can be generated with a small, but highly-qualified workforce operating in a favorable regulatory climate. Perhaps the most telling aspect of Bermuda's economic health is the development of offices by the major insurance brokerage houses to access fully the reinsurers located here.

Bermuda has gained acceptance and recognition throughout the world from buyers and intermediaries and, importantly, by the insurance ratings agencies. In our view, it has become one of the key insurance markets globally and with its many advantages as a location can only go from strength to strength.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The following is a discussion of the Company's results of operations and financial position. This discussion should be read in conjunction with the Company's Consolidated Financial Statements and related notes.

OVERVIEW

LaSalle Re was incorporated under the laws of Bermuda in October 1993 and commenced operations on November 22, 1993. LaSalle Re was initially capitalized with $373.1 million provided through private sales of common shares and special non-voting shares. Holdings was incorporated in Bermuda in September 1995 as a holding company in connection with the Company's recapitalization and initial public offering. The Company owns 100% of the outstanding voting stock of LaSalle Re. Certain founding shareholders hold exchangeable non-voting shares of LaSalle Re, which are exchangeable, at the option of the holder, for Common Shares of the Company on a one-for-one basis, unless the Companies board of directors determines such exchange may cause actual or potential adverse tax consequences to the Company or any shareholder.

If and while favorable loss experience continues and reinsurance capacity does not diminish, the Company expects further downward pressure on rates for property catastrophe reinsurance during 1997. If rates decline, the Company expects net premiums written from property catastrophe reinsurance to decline in 1997. However, based on its current perception of market opportunities, the Company expects that growth in its other lines of business would cause total net premiums written to remain relatively stable.

Premiums written include new and renewal business, reinstatement premiums and premium adjustments on current and prior year contracts. Renewal dates for property catastrophe reinsurance contracts historically have been concentrated in the January 1 to July 1 period. As a result, the Company's net premiums written for the first six months of each calendar year generally represent a significant portion of its net premiums written for the entire calendar year.

Premiums on property catastrophe excess of loss contracts are earned on a pro rata basis over the period coverage is provided, which is generally 12 months. Under pro rata of property catastrophe contracts, the risks underlying the contracts incept throughout the policy period and premiums generally are earned over an 18-month period. As a result, the Company's net premiums earned are not concentrated in any interim period.

Net realized gains and losses on the Company's investment portfolio are disclosed separately from net investment income. In accordance with generally accepted accounting principles ("GAAP"), the Company has classified its investments as available for sale; therefore, unrealized gains and losses on the Company's investment portfolio are not recognized in the Company's consolidated results of operations but are reflected as a separate component of shareholders' equity, net of minority interest.

Losses and loss expenses incurred represent losses and loss expenses reported by cedents and reserves established in respect of specific losses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Underwriting expenses are composed primarily of brokerage, ceding commissions and excise taxes. Brokerage on property catastrophe excess of loss contracts is 10% of ceded premiums. Pro rata of property catastrophe contracts have varying rates of brokerage, ceding and profit commissions that are individually negotiated based on the underlying risks of each contract and generally are not dependent on geographic factors. These commissions range from 0% to 45% of ceded premiums and averaged 10.8% of net premiums written for the year ended September 30, 1996. United States federal excise tax on premiums paid by United States domiciled cedents is 1% of ceded premiums. In addition, underwriting expenses include underwriting services fees and, depending upon the Company's financial performance, underwriting profit commissions payable to CNA Services Limited ("CNA Bermuda") pursuant to the Company's Underwriting Services Agreement. Until December 31, 1995, LaSalle Re paid CNA Bermuda underwriting fees equal to 2% for the first $150 million of gross written and collected premiums per fiscal year and 1.5% thereafter and, for periods during which the Company's loss ratio since inception of LaSalle Re was 57% or less, subject to certain conditions, an underwriting profit commission of 2.5% of the aggregate net underwriting profits of LaSalle Re. Effective January 1, 1996, these fees equalled 1.5% of gross written and collected premiums per fiscal year and, subject to the same loss ratio test and conditions, an underwriting profit commission of 4.0% of the aggregate net underwriting profits of LaSalle Re. LaSalle Re accrued underwriting service fees to CNA Bermuda of $3.1 million, $3.5 million and $1.5 million for the years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994, respectively. In addition, the Company incurred $4.1 million, $2.2 million and $nil in respect of profit commissions to CNA Bermuda for the years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994, respectively. All underwriting expenses are charged to income on the same basis as the premiums to which they relate are earned. The primary component of operating expenses is fees paid to Aon Risk Consultants Bermuda ("Bermuda Ltd.") ("Aon Bermuda") pursuant to an Administrative Services Agreement with the Company.

The Company's loss and loss expense ratio is calculated by dividing the losses and loss expenses incurred by net premiums earned. The expense ratio is calculated by dividing underwriting expenses and certain operational expenses by net premiums earned. The combined ratio is the sum of the loss and loss expense ratio and the expense ratio. The loss and loss expense ratios and the combined ratios fluctuate based on losses and loss expenses incurred, which are not within the control of the Company. The underwriting expense component of the expense ratio fluctuates in proportion to earned premiums and profitability of the Company, while the operational expenses component consists primarily of amounts payable to Aon Bermuda pursuant to the Administrative Services Agreement and executive compensation.

The Company's financial statements are reported in U.S. dollars. The Company writes a significant amount of business in currencies other than U.S. dollars and therefore is exposed to risks relating to fluctuations in foreign currency exchange rates. These risks include exposure to changes in net cash inflows on non-U.S. dollar denominated insurance premiums and exposure to reinsurance losses denominated in non-U.S. currencies. The Company may from time to time experience significant exchange gains or losses as a result of fluctuations in foreign currency exchange rates, which will affect the Company's statement of operations. In an effort to manage its exposure to foreign currency exchange rate fluctuations, the Company from time to time enters into foreign exchange contracts.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

Net premiums written decreased 5.8% to $190.2 million for the year ended September 30, 1996 from $201.9 million for the year ended September 30, 1995, as a result of a reduction in United States property catastrophe excess of loss premiums and adjustments on current and prior years' premium estimates. The overall decrease was mitigated by a 26.4% increase in premiums written in other lines of business to $22.1 million for the year ended September 30, 1996 from $17.4 million for the year ended September 30, 1995. Of the net premiums written for the years ended September 30, 1996 and 1995, $164.6 million and $178.5 million, respectively, were attributable to property catastrophe excess of loss and pro rata of property catastrophe reinsurance. The total number of contracts bound by the Company increased from 893 for the year ended September 30, 1995 to 995 for the year ended September 30, 1996. Reinstatement premiums for the year ended September 30, 1996 totalled $5.5 million and related to a variety of worldwide events. In the year ended September 30, 1995, reinstatement premiums were $5.9 million, of which approximately 50% related to Hurricanes Luis and Marilyn.
                   [PREMIUMS EARNED BAR GRAPH APPEARS HERE]

Net premiums earned increased 14.5% to $195.1 million for the year ended September 30, 1996 from $170.4 million for the year ended September 30, 1995. The magnitude of this increase was primarily due to the overall increase in premiums written in the third and fourth quarters of fiscal 1995 compared with fiscal 1994, which had a subsequent impact on net premiums earned in fiscal 1996 and fiscal 1995, respectively.

Net investment income increased 6.8% to $26.8 million for the year ended September 30, 1996 from $25.1 million for the year ended September 30, 1995. This increase was primarily attributable to a larger average investment base in the year ended September 30, 1996 compared to the year ended September 30, 1995. Investment income as a percentage of the average market value of invested assets was 5.44% for the year ended September 30, 1996 compared to 5.38% for the year ended September 30, 1995.

Net realized losses on investments were $0.5 million during the year ended September 30, 1996 compared to net realized losses of $25,000 during the year ended September 30, 1995. In accordance with GAAP, for investments classified as available for sale, unrealized gains and losses on the Company's investment portfolio are not recognized in the Company's consolidated results of operations but are reflected as a separate component of shareholders' equity, net of minority interest.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


The following table sets forth the Company's combined ratios for the years ended September 30, 1996 and 1995:

                               YEAR ENDED SEPTEMBER 30,
                                  1996         1995
Loss and loss expense ratio       26.4%        35.5%
Expense ratio                     19.6%        17.1%
Combined ratio                    46.0%        52.6%

Losses and loss expenses incurred decreased 14.8% to $51.5 million for the year ended September 30, 1996 from $60.4 million for the year ended September 30, 1995. The Company has not been affected by any significant catastrophic events in the year ended September 30, 1996; however, additional reserves of $14.2 million were established for Hurricanes Luis and Marilyn, which occurred in September 1995. Other losses emanate from the 1996 hurricane season and the end of the 1995 hurricane season, winter/spring storms in the United States, the United Kingdom and Northern Europe and satellite losses from the in-orbit portion of coverages. Losses and loss expenses incurred in the year ended September 30, 1995 included $27.3 million in respect of Hurricanes Luis and Marilyn, with the balance of the losses and loss expenses relating to a variety of worldwide incidents.

     LOSS & LOSS EXPENSES

[PERFORMANCE GRAPH APPEARS HERE]

Underwriting expenses increased 18.6% to $27.3 million for the year ended September 30, 1996 from $23.0 million for the year ended September 30, 1995, primarily attributable to the growth in net premiums earned. As a percentage of net premiums earned, underwriting expenses increased from 13.5% for the year ended September 30, 1995 to 14.0% for the year ended September 30, 1996. This increase was attributable to an increase in the level of fees accrued pursuant to the Underwriting Services Agreement, which as a percentage of net premiums earned were 3.7% for the year ended September 30, 1996 and 3.3% for the year ended September 30, 1995. The Company's brokerage, ceding and profit commissions were comparable for the years ended September 30, 1996 and 1995 at 10.3% and 10.2%, respectively.

Operational expenses increased 78.7% to $11.1 million for the year ended September 30, 1996 from $6.2 million for the year ended September 30, 1995. This increase was primarily due to increased staff at the executive level and increased fees under the Administrative Services Agreement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

Interest expense was $0.2 million during the year ended September 30, 1996 compared with no expense in the year ended September 30, 1995. Interest expense in the year September 30, 1996 related to agency fees and ongoing commitment fees payable on the Company's credit facility. As at September 30, 1996, there were no borrowings under this credit facility.

Foreign exchange losses in the year ended September 30, 1996 were $1.1 million compared to $0.2 million in the year ended September 30, 1995. The losses in the year ended September 30, 1996 were due to the weak performance of the United States dollar against the Yen in conjunction with a strengthening of Sterling in excess of the average foreign exchange contract rates. In the year ended September 30, 1995, the Company experienced foreign currency losses, principally as a result of the weakening of Sterling against the United States dollar.

Income before minority interest increased 23.9% to $129.5 million for the year ended September 30, 1996 from $104.4 million for the year ended September 30, 1995. This increase was primarily due to an increase in net premiums earned and a decrease in losses and loss expenses incurred.

The Company's net income per share was $5.40 for the year ended September 30, 1996 compared to $4.51 for the year ended September 30, 1995.

NET INCOME

[GRAPH APPEAR HERE]


Year Ended September 30, 1995 and Period from October 26, 1993 through September 30, 1994.

LaSalle Re was incorporated in October 1993 and commenced operations on November 22, 1993.

Net premiums written increased 51.4% to $201.9 million for the year ended September 30, 1995 from $133.3 million for the 1994 period, primarily due to increased writings of property catastrophe reinsurance. Of the net premiums written for the 1995 year, $178.5 million was attributable to property catastrophe excess of loss and pro rata property catastrophe reinsurance. The total number of contracts bound by the Company increased from 508 for the 1994 period to 893 for the year ended September 30, 1995. Reinstatement premiums were $5.9 million in the year ended September 30, 1995 and $8.2 million in the 1994 period. Approximately 50% of the reinstatement premiums recorded in 1995 related to Hurricanes Luis and Marilyn. Primarily all of the 1994 reinstatement premiums were attributable to the Northridge, California earthquake.

*Before minority interest

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)


Net premiums earned increased 121.3% to $170.4 million for the year ended September 30, 1995 from $77.0 million for the 1994 period. This increase was primarily a result of the greater volume of premiums written in the year ended September 30, 1995 together with the earnings of premiums written in the 1994 period that were unearned at September 30, 1994.

Net investment income increased 59.2% to $25.1 million for the year ended September 30, 1995 from $15.8 million for the 1994 period. This increase was primarily attributable to a larger investment base and an increase in yields, particularly in the second quarter of the year ended September 30, 1995. Investment income as a percentage of the average market value of investments and cash was 5.4% and 4.7% for the year ended September 30, 1995 and the 1994 period, respectively.

The following table sets forth the Company's combined ratios for the year ended September 30, 1995 and the period from October 26, 1993 through September 30, 1994:

                                   YEAR ENDED              PERIOD ENDED
                               SEPTEMBER 30, 1995       SEPTEMBER 30, 1994
Loss and loss expense ratio           35.5%                    64.7%
Expense ratio                         17.1%                    16.6%
Combined ratio                        52.6%                    81.3%

Losses and loss expenses incurred increased 21.3% to $60.4 million for the year ended September 30, 1995 from $49.8 million for the 1994 period. The main component of losses and loss expenses incurred in the year ended September 30, 1995 were losses of $27.3 million related to Hurricanes Luis and Marilyn, which occurred in September 1995. The balance of the losses and loss expenses relate to a variety of worldwide incidents including property risk excess losses of $7.9 million, development of the Northridge, California earthquake of $5.8 million and summer flooding in Norway of $4.4 million. In 1994, the Northridge, California earthquake resulted in losses of $42.3 million, representing approximately 85% of total losses incurred in the 1994 period.

Underwriting expenses increased 164.7% from $8.7 million for the 1994 period to $23.0 million for the year ended September 30, 1995, primarily due to the growth in net premiums earned. As a percentage of net premiums earned, underwriting expenses were 13.5% for the year ended September 30, 1995 and 11.3% for the 1994 period. This increase is primarily due to the accrual of a $2.1 million underwriting profit commission incurred pursuant to the Underwriting Services Agreement. No underwriting profit commission was accrued in respect of the 1994 period because the conditions for earning such commission were not satisfied.

Operational expenses increased 52.9% to $6.2 million for the year ended September 30, 1995 from $4.1 million for the 1994 period. The increase is primarily due to increased fees of $1.7 million under the Administrative Services Agreement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)


As a result of a relatively stable U.S. dollar and the placement of foreign currency contracts, the Company experienced a foreign exchange loss of $0.2 million for the year end September 30, 1995 compared with a $1.6 million gain for the 1994 period. Due to the Kobe, Japan earthquake and the potential for loss payments in Yen, the Company did not place foreign currency contracts for Yen balances during the year ended September 30, 1995 and sustained a loss on this currency of $0.4 million.

Income before minority interest increased 249.3% to $104.4 million for the year ended September 30, 1995 from the 1994 period. This increase was due primarily to increases in net premiums earned and net investment income. The Company's net income per share increased to $4.51 for the year ended September 30, 1995 from $1.31 for the 1994 period.

LIQUIDITY AND CAPITAL RESOURCES

As a holding company, Holdings' assets consist primarily of the outstanding voting stock of LaSalle Re and its cash flows depend primarily on dividends and other permitted payments from LaSalle Re.

LaSalle Re's sources of funds consist of net premiums written, investment income and proceeds from sales and redemptions of investments. Cash is used primarily to pay losses and loss expenses, brokerage, commissions, excise taxes, administrative expenses and dividends. Under The Insurance Act 1978 of Bermuda (the "Insurance Act"), LaSalle Re is prohibited from paying dividends of more than 25% of its opening statutory capital and surplus unless it files an affidavit stating that it will continue to meet the required solvency margin and minimum liquidity ratio requirements and from declaring or paying any dividends without the approval of the Bermuda Minister of Finance if it failed to meet its required margins in the previous fiscal year. The Insurance Act also requires LaSalle Re to maintain a minimum solvency margin and minimum liquidity ratio and prohibits dividends which would result in a breach of these requirements. In addition, LaSalle Re is prohibited under the Insurance Act from reducing its total opening statutory capital by more than 15% without the approval of the Minister of Finance. LaSalle Re currently meets these requirements. In addition, the payment of dividends by LaSalle Re is subject to the rights of holders of the exchangeable non-voting shares of LaSalle Re to receive a pro rata share of any dividend and to its need to maintain shareholders' equity adequate to support the level of LaSalle Re's insurance operations.

Operating activities provided net cash of $131.4 million for the year ended September 30, 1996 and $130.2 million for the year ended September 30, 1995. Cash flows from operations in future years may differ substantially from net income. Cash flows are affected by loss payments, which, due to the nature of the reinsurance coverage provided by LaSalle Re, are generally expected to comprise large loss payments on a limited number of claims and can therefore fluctuate significantly from year to year. The irregular timing of these large loss payments can create significant variations in cash flows from operations between periods. LaSalle Re funds such payments from cash flows from operations and sales of investments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)


As a result of the potential for large loss payments, LaSalle Re maintains a substantial portion of its assets in cash and marketable securities. As of September 30, 1996, 84.7% of its total assets were held in cash and marketable securities. To further mitigate the uncertainty surrounding the amount and timing of potential liabilities and to minimize interest rate risk, LaSalle Re maintains a short average duration for its investment portfolio. The modified average duration of the portfolio was 2.57 years at September 30, 1996. At September 30, 1996, the fair value of the Company's total investment portfolio, including cash, was $537.5 million.

The Company has adopted the Statement of Financial Accounting Standard 115 ("SFAS 115") to account for its marketable securities. In accordance with SFAS 115, all of the Company's investments are classified as "available for sale". Under this classification, investments are recorded at fair market value and any unrealized gains or losses are reported as a separate component of shareholders' equity. The unrealized loss on the investment portfolio net of amounts attributable to minority interest was $1.9 million at September 30, 1996 compared to $1.0 million at September 30, 1995.

As of September 30, 1996, all of the securities held in the Company's investment portfolio were fixed-income securities rated "A" or better by Standard & Poor's or Moody's Investors Services Inc. No single investment comprised more than 5% of the overall portfolio. See Notes 3 and 8 to Consolidated Financial Statements for additional information regarding the Company's investment portfolio.


FIXED INCOME SECURITIES

[GRAPH APPEARS HERE]

In March, October and November 1995, LaSalle Re paid cash dividends on its capital stock in the aggregate amounts of $30 million, $75 million and $25 million, respectively. In April, July and October, 1996, the Company paid dividends of $0.25, $0.25 and $0.25 per Common Share respectively to holders of its capital stock. In October 1996, the Company adopted a dividend policy pursuant to which it intends to distribute in each fiscal year 50% to 60% of the Company's net income from the prior fiscal year, if any, on a quarterly basis. In 1997, the Company expects to distribute 50% of its fiscal 1996 net income. Based on the Company's net income for the year ended September 30, 1996, the Company currently expects to declare a quarterly dividend of $0.71 per share payable in January 1997. The actual amount and timing of any future dividends, including the proposed quarterly dividend payable in January 1997, is at the discretion of the Board and is dependent upon the profits and financial requirements of the Company and other factors, including certain legal, regulatory and other restrictions. There can be no assurance that the Company's dividend policy will not change or that the Company will declare or pay any dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

As part of its capital management strategy, the Company currently intends to repurchase up to $50 million of Common Shares in open market or privately negotiated transactions from time to time depending on market conditions and the Company's capital and liquidity requirements. The Company expects that any share repurchases will be funded by available cash.

In accordance with the terms of certain reinsurance contracts, the Company has posted letters of credit in the amount of $15.5 million as of September 30, 1996 as compared to $15.7 million as of September 30, 1995. These letters of credit support outstanding loss reserves and are secured by a lien on the Company's investment portfolio equal to 115% of the amount of the outstanding letters of credit.

The Company made loss payments of $68.3 million during the year ended September 30, 1996 as compared to $31.5 million for the year ended September 30, 1995. The majority of the payments made in the year ended September 30, 1995 related to the Northridge, California earthquake, which increased as cedant paid losses exceeded Company attachment points and loss payments were required. As of September 30, 1996, the Company paid a total of $37.6 million, or 78.3%, of total incurred losses of $48.0 million relating to the Northridge, California earthquake (as compared to $29.0 million, or 60.4%, of such total incurred losses as of September 30, 1995). The majority of loss payments in 1996 relate to Hurricanes Luis and Marilyn, for which the Company paid a total of $33.8 million, or 81.4% of total incurred losses of $41.2 million (as compared to $0.6 million, or 1.5%, of such total incurred losses as of September 30, 1995).

At September 30, 1996, reserves for unpaid losses and loss expenses were $49.9 million. The Company has no material commitments for capital expenditures.

The Company has in place a $100 million committed line of credit from a syndicate of banks. The proceeds from the credit facility may only be used to buy preferred shares of LaSalle Re, which in turn may use the proceeds of such purchase to meet current cash requirements. The facility matures December 1, 2000, and is secured by a pledge ("legal mortgage") of all the capital stock of LaSalle Re held by the Company, including any preferred shares that may be issued by LaSalle Re to the Company. The line of credit contains various covenants, including: limitations on incurring additional indebtedness; prohibitions of dividend and other restricted payments that would cause the Company's tangible net worth (total shareholders' equity and minority interest) to fall below $350 million for calendar year 1996, $375 million for calendar years 1997 and 1998, and $400 million thereafter; restriction of dividends per fiscal quarter to 12.5% of consolidated net income of the Company for the immediately preceding fiscal year; restrictions on the sale or lease of assets not in the ordinary course of business; maintenance of a ratio of consolidated total debt to consolidated tangible net worth of no more than 0.40 to 1.00; maintenance of tangible net worth at the end of each fiscal year of the greater of $250 million or 70% of net premiums written; maintenance of statutory capital of LaSalle Re at the end of each fiscal year of at least $250 million; and maintenance of a ratio of net premiums written to statutory capital at the end of any fiscal quarter for the four fiscal quarters then ended of no more than
1.00 to 1.00 in each case. In order for Holdings to pay dividends in excess of 50% of net income, the Company would have to renegotiate certain terms of its credit facility. As of September 30, 1996, the credit facility had not been utilized.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (CONTINUED)

The Company's financial condition and results of operations are influenced by both internal and external forces. Loss payments, investment returns and premiums may be impacted by changing rates of inflation and other economic conditions. Cash flows from operations and the liquidity of its investment portfolio are, in the Company's opinion, adequate to meet the Company's expected cash requirements over the next 12 months.


NOTE ON FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements within the meaning of
Section 27A of the United States Securities Act of 1933 as amended and Section 21E of the United States Securities Exchange Act of 1934 as amended. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes", "anticipates", "intends", or "expects". These statements relate to the plans of the Company for future operations, including the Company's objective to seek average annualized returns on shareholders' equity of 20% to 25% over time and the Company's policy to distribute as dividends in each fiscal year 50% to 60% of the Company's net income from the prior fiscal year, if any, on a quarterly basis. In light of the risks and uncertainties inherent in all future projections, these statements should not be regarded as a representation that the objectives will be achieved. Many factors could cause actual results to differ materially from those in the forward-looking statements, including the following:

(i) catastrophic events with a frequency or severity exceeding the Company's estimates;

(ii) a decrease in the level of demand or increase in the supply of property catastrophe reinsurance;

(iii) any lowering or loss of one of the Company's financial ratings or the Company's non-admitted status in the United States jurisdictions;

(iv) a decrease in the cession of business from CNA Financial Corporation to the Company;

(v)     loss of the services of any of the Company's executive officers;

(vi)    the termination of any of the Company's service agreements;

(vii) the passage of legislation subjecting the Company to supervision or regulation in the United States;

(viii) challenges by insurance regulators in the United States or the United Kingdom to the Company's claim of exemption from insurance regulation under current laws; or

(ix) a contention by the United States Internal Revenue Service that the Company or LaSalle Re is engaged in the conduct of a trade or business within the U.S.

The Company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONSOLIDATED BALANCE SHEETS
Years ended September 30, 1996 and 1995
(Expressed in thousands of United States Dollars, except share and per share data)

                                                                         1996       1995
ASSETS
Cash and cash equivalents                                            $ 46,990   $ 82,360
Investments held as available for sale at fair value (Note 3 (a))
  (amortized cost 1996: $493,450; 1995: $441,705)                     490,514    440,065
Accrued investment income                                              14,211     15,803
Reinsurance balances receivable (Note 7)
  (related party 1996: $11,700; 1995: $25,206)                         70,625     86,146
Deferred acquisition costs                                             10,464     10,708
Other assets (Note 4)                                                   1,570      1,465
----------------------------------------------------------------------------------------
  Total assets                                                       $634,374   $636,547
========================================================================================

LIABILITIES
Reserve for losses and loss expenses (Note 9)                        $ 49,875   $ 66,654
Unearned premium reserve                                               82,894     87,885
Other liabilities (Notes 6 & 7)
  (related party 1996: $6,080; 1995: $6,076)                           11,087      6,197
Dividend payable                                                        3,600     75,000
----------------------------------------------------------------------------------------
Total liabilities                                                     147,456    235,736
----------------------------------------------------------------------------------------
MINORITY INTEREST (Note 1)                                           $179,470   $147,389
----------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Share capital (Note 5)                                               $ 14,398   $ 14,398
Additional paid in capital (Note 5)                                   221,968    221,968
Unrealized loss on investments (Note 3 (a))                            (1,861)    (1,039)
Retained earnings                                                      72,943     18,095
----------------------------------------------------------------------------------------
  Total shareholders' equity                                          307,448    253,422
----------------------------------------------------------------------------------------
  Total liabilities, minority interest and shareholders' equity      $634,374   $636,547
========================================================================================



See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)

                                                            1996          1995          1994
REVENUES
Premiums written (Notes 7, 8 & 13) (related party
  1996: $24,045; 1995: $28,836; 1994: $24,186)          $190,151      $201,916      $133,327
Change in unearned premiums                                4,990       (31,546)      (56,338)
---------------------------------------------------------------------------------------------
Net premiums earned                                      195,141       170,370        76,989
---------------------------------------------------------------------------------------------

Net investment income (Note 3 (b))                        26,846        25,091        15,758
Net realized losses on investments (Note 3(b))              (418)          (25)          (19)
---------------------------------------------------------------------------------------------
  Total revenues                                         221,569       195,436        92,728
=============================================================================================

EXPENSES
Losses and loss expenses incurred (Note 9)                51,477        60,397        49,801
Underwriting expenses (Note 7) (related party
  1996: $10,419; 1995: $8,524; 1994: $3,183)              27,268        22,988         8,686
Operational expenses (Note 7) (related party
  1996: $6,500; 1995: $4,500; 1994: $2,798)               11,114         6,218         4,066
Corporate expenses                                           911         1,145         1,866
Interest expense                                             222             0             0
Exchange loss/(gain)                                       1,126           240        (1,590)
---------------------------------------------------------------------------------------------
Total expenses                                            92,118        90,988        62,829
---------------------------------------------------------------------------------------------

Income before minority interest                          129,451       104,448        29,899
Minority interest (Note 1)                                47,966        38,774        10,958
=============================================================================================
Net income                                              $ 81,485      $ 65,674      $ 18,941
=============================================================================================
Net income per common share                             $   5.40      $   4.51      $   1.31
=============================================================================================
Weighted average number of common share
  and common share equivalents outstanding            23,967,870    23,170,680    22,852,910
=============================================================================================



See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)

                                                          1996        1995        1994
COMMON SHARES PAR VALUE $1
Balance at beginning of period                        $ 14,398    $ 14,396    $      0
Issuance of shares                                           0           2      14,396
---------------------------------------------------------------------------------------
Balance at end of period                              $ 14,398    $ 14,398    $ 14,396
=======================================================================================

ADDITIONAL PAID IN CAPITAL
Balance at beginning of period                        $221,968    $221,945    $      0
Proceeds on issue of shares in excess of par value           0          23     221,945
---------------------------------------------------------------------------------------
Balance at end of period                              $221,968    $221,968    $221,945
=======================================================================================

UNREALIZED LOSS ON INVESTMENTS
Balance at beginning of period                        $ (1,039)   $(11,836)   $      0
Unrealized gain/(loss) in period                          (822)     10,797     (11,836)
---------------------------------------------------------------------------------------
Balance at end of period                              $ (1,861)   $ (1,039)   $(11,836)
=======================================================================================

RETAINED EARNINGS
Balance at beginning of period                        $ 18,095    $ 18,941    $      0
Net Income                                              81,485      65,674      18,941
Dividends                                              (26,637)    (66,520)          0
---------------------------------------------------------------------------------------
Balance at end of period                              $ 72,943    $ 18,095    $ 18,941
=======================================================================================
  Total shareholders' equity                          $307,448    $253,422    $243,446
=======================================================================================



See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)

                                                             1996        1995        1994
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                              $  81,485   $  65,674   $  18,941
Adjustments to reconcile net income to
  cash provided by operating activities:
    Minority interest in net income                        47,966      38,774      10,958
    Amortization of investment premium                      3,280       4,535       3,438
    Net loss on sale of investments                           418          25          19
    Unrealized loss/(gain) on foreign exchange                590        (153)     (1,319)
Changes in:
    Accrued investment income                               1,592      (2,294)    (13,509)
    Reinsurance balances receivable                        15,412     (35,745)    (48,987)
    Deferred acquisition costs                                244      (3,898)     (6,809)
    Other assets                                             (105)       (404)     (1,061)
    Reserve for losses and loss expenses                  (16,748)     28,923      37,789
    Unearned premium reserve                               (4,991)     31,546      56,338
    Other Liabilities                                       2,294       3,187       3,012
------------------------------------------------------------------------------------------
Cash provided by operating activities                     131,437     130,170      58,810
------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments                                  (270,287)   (108,796)   (381,826)
Net sales/(purchases) of short term investments                47       2,654     (42,247)
Proceeds on the sale of marketable securities             170,296      50,198       5,293
Proceeds on the maturity of marketable securities          44,500      25,000           0
------------------------------------------------------------------------------------------
Cash applied to investing activities                      (55,444)    (30,944)   (418,780)
------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of dividends                                     (111,363)    (30,003)          0
Subscription to share capital                                   0          39     373,068
------------------------------------------------------------------------------------------
Cash (applied to)/provided by financing activities       (111,363)    (29,964)    373,068
------------------------------------------------------------------------------------------

Net (decrease)/increase in cash and cash equivalents      (35,370)     69,262      13,098

Cash and cash equivalents at beginning of period           82,360      13,098           0
------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period              $  46,990   $  82,360   $  13,098
==========================================================================================

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994 (Expressed in thousands of United States Dollars, except share and per share data)


1. GENERAL
   The Company was incorporated on September 20, 1995 under the laws of Bermuda to act as an investment holding company.

   LaSalle Re Limited ("LaSalle Re") was incorporated on October 26, 1993 under the laws of Bermuda and commenced operations on November 22, 1993. The Company is licensed under the Insurance Act, 1978 as amended by the Insurance Amendment Act, 1995 of Bermuda to write insurance business and operates as a multi-line reinsurance company, with emphasis on property catastrophe business.

   Property catastrophe reinsurance covers unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. Because the Company has large aggregate exposures to these risks, the Company expects that its claims experience will be characterized by relatively low frequency and high severity claims. The occurrence of claims from catastrophic events is likely to result in substantial volatility in the Company's financial results for any particular period. The Company endeavours to manage its exposures to catastrophic events by limiting the amount of its exposure in each geographic zone worldwide and requiring that its property catastrophe contracts provide for aggregate limits and attachment points.

   On August 26, 1994, LaSalle Re incorporated a subsidiary company in the United Kingdom, LaSalle Re (Services) Limited, to act as a representative office for the Company. In addition, on June 11, 1996, LaSalle Re incorporated a subsidiary company in Bermuda, LaSalle Re Corporate Capital Ltd., a member of a recognized association of underwriters, to act as a corporate member of Lloyd's of London.

   In November 1995, the Company and LaSalle Re Limited consummated an offer (the "Exchange Offer") pursuant to which, among other things, the founding shareholders of the Company (the "Founding Shareholders")exchanged their capital stock of LaSalle Re for common shares of the Company (the "Common Shares") and, in certain circumstances, exchangeable non-voting shares of LaSalle Re (the "Exchangeable Non-Voting Shares"). The Exchangeable Non-Voting Shares are held by certain Founding Shareholders who would otherwise hold, or cause another shareholder to hold, directly, indirectly or constructively, in excess of 9.9% of the voting power of the Company or LaSalle Re. The Exchangeable Non-Voting Shares are exchangeable, at the option of the holder, for Common Shares on a one-for-one basis, unless the board of directors of the Company determines such exchange may cause actual or potential adverse tax consequences to the Company or any shareholder. The Exchangeable Non-Voting Shares will at all times rank as to assets, dividends and in all other respects on a parity with the common shares of LaSalle Re, except that they do not have the right to vote on any matters except as required by Bermuda law and in connection with certain actions by the Company.

   On November 27, 1995, the Company and certain Founding Shareholders also consummated an initial public offering of 4,312,500 Common Shares (the "Offerings"). Of these shares, 2,920,500 were sold by Founding Shareholders and 1,392,000 by the Company. The proceeds from the sale of 1,392,000 shares sold by the Company were used to enable LaSalle Re to redeem shares of its capital stock (the "Redemption").

Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994 (Expressed in thousands of United States Dollars, except share and per share data)


1. GENERAL (CONTINUED)

   Since the consummation of the Exchange Offer, the Offerings and the Redemption, the Company has owned 100% of the outstanding voting stock, which constitutes approximately 63% of the outstanding capital stock of LaSalle Re. The minority interest represents approximately the 37% interest in LaSalle Re not owned by the Company.

   The Exchange Offer was accounted for as if it were a pooling of interests of combining enterprises under common control. The consolidated financial statements include the results of the Company and the Company's share of LaSalle Re and its subsidiaries for all periods presented.

2. SIGNIFICANT ACCOUNTING POLICIES

   The accompanying consolidated financial statements are prepared in accordance with United States generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The estimates most susceptible to significant change are those used in determining the reserve for unpaid losses and loss expenses and ultimate premiums written.

   The following are the significant accounting policies adopted by the Company:

   (a) PRINCIPLES OF CONSOLIDATION
       The consolidated financial statements include the financial statements of LaSalle Re Holdings Limited, LaSalle Re Limited and its subsidiaries, LaSalle Re (Services) Limited and LaSalle Re Corporate Capital Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

   (b) PREMIUMS EARNED AND DEFERRED ACQUISITION EXPENSES
       Premiums written are estimated by management based upon reports received from ceding companies. These estimates are subject to review with adjustments recorded in the period in which the actual amounts are determined. Premiums on property catastrophe excess of loss contracts are earned on a pro rata basis over the period the coverage is provided, which is generally 12 months. Under pro rata property catastrophe contracts, the risks underlying the contracts incept throughout the policy period and premiums generally are earned over an 18-month period. Unearned premiums represent the portion of premiums written which is applicable to the unexpired terms of the policies in force.

       Acquisition costs, mainly brokerage, commissions, underwriting fees and excise taxes related to unearned premiums are deferred and amortized to income over the period in which the premiums are earned. Future earned premiums and anticipated losses and loss adjustment expenses related to those premiums are considered in determining the recoverability of deferred acquisition costs. The Company does not consider anticipated future investment income in determining if a premium deficiency exists.

Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
   (c) LOSSES AND LOSS EXPENSES
       The reserve for losses and loss expenses is based on reports and individual case estimates received from ceding companies. An amount is included for losses and loss expenses incurred but not reported on the basis of reports received from ceding companies and an internally produced actuarial analysis.

       Given the inherent nature of major catastrophic events, considerable uncertainty underlies the assumptions and associated estimated reserves for losses and loss expenses. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in results of operations in the period in which they are determined and are accounted for as changes in estimates. Due to the inherent uncertainty in estimating reserves for losses and loss expenses there can be no assurance that the ultimate liability will not exceed recorded amounts, with a resulting material effect on the Company. Based on the current assumptions used in calculating reserves, management believes that the Company's reserve levels are adequate to meet its future obligations.

       Reserves are recorded without consideration of potential salvage or subrogation recoveries which are estimated to be immaterial. Such recoveries, when realized, are reflected as a reduction of losses incurred.

   (d) INVESTMENTS
       The Company's investments comprise fixed interest securities and short term investments, such as certificates of deposit or commercial paper. All investments are considered to be available for sale under the definition included in Statement of Financial Accounting Standards
       No. 115. As such, they are reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity, net of amounts attributable to minority interests.

       Purchases and sales of investments are accounted for on the trade date of the transaction.

   (e) INVESTMENT INCOME
       Investment income, net of investment expenses, is accrued to the balance sheet date and includes amortization of premiums and discounts relative to fixed interest securities purchased at prices different to par value.

       Realized gains or losses on sales of investments are determined on the basis of specific identification and are included as part of net investment income in the statements of operations.

   (f) TRANSLATION OF FOREIGN CURRENCIES
       The U.S. dollar is the Company's functional currency. Foreign currency monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date. Unearned premiums and deferred acquisition costs are translated at historic exchange rates. Foreign currency revenues and expenses are translated at the exchange rates in effect at the date of the transaction. Exchange gains and losses are included in the determination of net income.

Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
   (f) TRANSLATION OF FOREIGN CURRENCIES (CONTINUED)
       The Company enters into foreign exchange contracts to manage the currency risks associated with the receipt of non-U.S. dollar insurance premiums. Realized and unrealized gains and losses on these contracts are included in the determination of net income.

   (g) FAIR VALUE OF FINANCIAL STATEMENTS
       Fair value disclosures with respect to certain financial instruments are separately included herein, where appropriate.

       The carrying values of other financial instruments, including cash and cash equivalents, reinsurance balances receivable, accrued investment income, promissory note receivable and other liabilities approximate their fair value due to the short term nature of the balances.

   (h) CORPORATE EXPENSES
       Corporate expenses are expensed as they are incurred on an accruals basis.

   (i) CASH AND CASH EQUIVALENTS
       For the purposes of the statements of cash flows, the Company considers all time deposits and certificates of deposit with an original maturity of 90 days or less as equivalent to cash.

   (j) STOCK INCENTIVE COMPENSATION PLANS
       The Company accounts for stock option grants in accordance with APB opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes compensation expense for stock option grants to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date. Any resulting compensation expense is recorded over the shorter of the vesting or service period.

   (k) INCOME PER COMMON SHARE
       Net income per common share is calculated by dividing net income by the weighted average number of common shares and common share equivalents outstanding during the period. The Exchangeable Non-Voting Shares in LaSalle Re are considered common share equivalents as are stock options and stock appreciation rights which are included in the computation of weighted average number of common shares outstanding using the treasury stock method. There is no material difference between primary and fully diluted net income per common share.

Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)


3. INVESTMENTS
  (a) All fixed interest securities and short term investments are considered available for sale. The fair values are based on quoted market prices at the reporting date for those, or similar, investments. As at September 30, 1996 and 1995, the fair values and amortized costs of investments are as follows:

                                         AMORTIZED   UNREALIZED   UNREALIZED      FAIR
1996                                          COST        GAINS       LOSSES     VALUE
     U.S. government and agencies         $ 90,596       $  221      $  (693)   $ 90,124
     Non U.S. government and agencies       75,863          258         (828)     75,293
     Corporate                             326,991        1,077       (2,971)    325,097
                                         ---------       ------      --------   --------
                                          $493,450       $1,556      $(4,492)   $490,514
                                         =========       ======      ========   ========


                                         AMORTIZED   UNREALIZED   UNREALIZED        FAIR
     1995                                     COST        GAINS       LOSSES       VALUE
     U.S. government and agencies         $  4,988       $    0      $   (57)   $  4,931
     Non U.S. government and agencies       63,208          672         (589)     63,291
     Corporate                             373,509        2,950       (4,616)    371,843
                                          --------       ------      --------   --------
                                          $441,705       $3,622      $(5,262)   $440,065
                                          ========       ======      ========   ========

   The unrealized loss on investments as shown on the consolidated balance sheet of $1,861 (1995: $1,039) is net of the minority's interest of $1,075 (1995: $601).

   Investments held at September 30, 1996 mature as follows:

                                                                  AMORTIZED       FAIR
                                                                       COST      VALUE
  Less than 1 year                                                 $100,034   $ 99,819
  1-5 years                                                         334,252    331,808
  5-10 years                                                         59,164     58,887
                                                                   --------   --------
                                                                   $493,450   $490,514
                                                                   ========   ========

   The following table summarizes the composition of the fair value of available for sale securities by ratings assigned or, with respect to non-rated issues, as estimated by the Company's investment managers:

                                                                       1996       1995
  AAA                                                                 63.3%      69.4%
  AA                                                                  25.7%      30.6%
  A                                                                   11.0%       0.0%
                                                                     ------     ------
                                                                     100.0%     100.0%
                                                                     ======     ======

   In the normal course of reinsurance operations, the Company's bankers have issued letters of credit totalling $15,511 (1995: $15,704) in favor of ceding insurance companies to secure the Company's obligations under various reinsurance contracts. At September 30, 1996, $17,837 (1995: $18,059) of fixed interest securities have been pledged as collateral for these letters of credit.

Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)

3. INVESTMENTS (CONTINUED)
   (B)  NET INVESTMENT INCOME
        Net investment income for the years ended September 30, 1996, 1995 and the period ended September 30, 1994 is derived from the following sources:

                                                     1996      1995      1994
  Cash and short term investments                 $ 1,443   $ 2,558   $ 2,379
  U.S. government and agencies
    fixed interest securities                       1,631       107         0
  Non U.S. government and agencies
    fixed interest securities                       4,702     3,224     1,877
  Corporate fixed interest securities              20,197    20,288    12,315
  Gross realized losses                              (418)      (25)      (19)
                                                  -------   -------   -------

  Gross investment income                          27,555    26,152    16,552
  Investment expenses (Note 7)                     (1,127)   (1,086)     (813)
                                                  -------   -------   -------
  Net investment income                           $26,428   $25,066   $15,739
                                                  =======   =======   =======

   Included in gross investment income for the year ended September 30, 1996 was a charge of $3,280 (1995: $4,535; 1994: $3,438) relating to the accretion/amortization of investment premium.

   The change in net unrealized losses, net of the minority's interest, that has been included as a separate component of shareholders' equity for the year ended September 30, 1996 was a increase of $822 (decrease 1995: $10,797; increase 1994: $11,836).

   Proceeds received from the sale of available for sale securities in the period ended September 30, 1996 were $170,296 (1995: $50,198; 1994: $5,293).

4. OTHER ASSETS

   Included in other assets is a promissory note receivable. In connection with the terms of the Chief Executive Officer's five year employment contract, LaSalle Re advanced $695 to him for the purpose of purchasing a property in Bermuda. The advance is evidenced by a promissory note which is secured upon the title deeds of the property. The promissory note bears interest at the rate of 8% per annum and is repayable in full at the earlier of the termination date of the Chief Executive Officer's employment contract or the date of sale of the property. Under the employment contract LaSalle Re will assume any gain or loss on the disposition of the property.

Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)

5. SHARE CAPITAL AND ADDITIONAL PAID-IN CAPITAL

   The authorized share capital of the Company is 100,000,000 Common Shares of par value $1 each. As of September 30, 1996 and 1995, the following shares have been issued and fully paid:

                                                          1996 & 1995
                                               NUMBER OF    SHARE     ADDITIONAL
                                                  SHARES   CAPITAL       PAID IN
                                                  ISSUED                 CAPITAL

Common shares                                 14,397,720   $14,398     $ 221,968
                                              ==========   =======     =========

   During the year, the Company established an Employee Stock Purchase Plan (the "Plan"). Under the Plan, the Company is authorized to sell up to 150,000 Common Shares at a discount equivalent to 15% of the market price, to eligible employees of the Company and its subsidiaries, and other persons providing services to those companies. The maximum investment by an employee is $25 per calendar year. As at September 30, 1996, no shares had been issued in respect of the Plan.

6. SHARE PURCHASE OPTIONS AND STOCK APPRECIATION RIGHTS
   (A) NON-COMPENSATORY

       The Company has issued options to purchase 136,350 common shares to certain shareholders and their affiliates. In addition, LaSalle Re has issued options to purchase 2,199,780 Exchangeable Non-Voting shares. The options became exerciseable on October 1, 1996 and may be exercised until November 22, 2003.

       The original exercise price of the options was $16.67 per share, which was equal to the fair value of the Company's shares at the grant date, minus dividend adjustments. The current exercise price is $10.45. As the options were granted to certain of the Founding Shareholders and their affiliates as an inducement to purchase stock in LaSalle Re, no compensation expense has been recorded in connection with the options.

   (B) [I] COMPENSATORY -- STOCK APPRECIATION RIGHTS

       In consideration for entering into an employment agreement with LaSalle Re, the Company's Chief Executive Officer was granted a total of 340,872 Stock Appreciation Rights (SARs) during 1994. Upon exercise, the SARs entitle the Executive to a cash payment equal to the SARs value as of the exercise date. Alternatively, at the Company's sole discretion, the SARs will entitle the Executive to either (i) the number of common shares in LaSalle Re Holdings Limited equal to the aggregate value of the SARs divided by the fair value of a common share at the exercise date, or (ii) upon payment of the base value for each SAR, the number of common shares equal to the number of SARs exercised. Any common shares taken up through the exercise of the SARs shall rank equally with the other common shares.

       The value of each SAR equals the fair market value of a common share of LaSalle Re Holdings less the base value on the exercise date, subject to anti-dilution adjustments. The fair market value shall be determined by the board of directors of the Company, but shall be based on the market price of the common shares. The base value of each SAR was $16.67, minus dividend adjustments. The current exercise price is $10.45.

Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)

6. SHARE PURCHASE OPTIONS AND STOCK APPRECIATION RIGHTS (CONTINUED)
   (B) [I] COMPENSATORY -- STOCK APPRECIATION RIGHTS (CONTINUED)

       A percentage of these SARs may become exerciseable on January 1 of each of 1997, 1998 or 1999. These percentages vary depending on the internal rate of return achieved during the period from November 22, 1993 through to the date of exercise and ending on March 30, 2004 or, if earlier, two years after the Chief Executive Officer's termination of employment. SARs will not be exerciseable unless a targeted internal rate of return of at least 18% per annum is achieved during the entire measurement period. This is based upon the financial performance of LaSalle Re from inception to November 27, 1995 and LaSalle Re Holdings' consolidated performance from that date forward. At September 30, 1996, the Company's internal rate of return has exceeded 18% and therefore the Company has charged an expense of $909 (1995: $240; 1994: $Nil).

  (B)  [II] COMPENSATORY -- OPTIONS

       In November 1995, the Company adopted a Long Term Incentive Plan (the "Incentive Plan") which permits the award of various incentives to employees of the Company, its subsidiaries and other persons providing services to those companies.

       Under the Incentive Plan, the Company granted options for 163,218 common shares during the year ended September 30, 1996. The options vest rateably in five annual instalments over 5 years from the grant date. The options can be exercised over a 10 year period, commencing on the vesting date. As of September 30, 1996, no options were exerciseable. The original exercise price was $19.25 per share. The current exercise price is $18.75, as adjusted for dividends. The options were granted at the fair value of the Company's shares at the grant date.

       The Company applies APB Opinion 25 and Related Interpretations in accounting for the Incentive Plan. Accordingly, no compensation cost has been recognized. Had compensation cost been determined based on the fair value at the grant date of the options consistent with the method of SFAS Statement 123, the net income and earnings per share would have been reduced to the pro forma amounts indicated below:
                                                                          1996
       Net income
         As reported                                                   $81,485
         Pro forma                                                     $81,465

       Primary earnings per share
         As reported                                                   $  5.40
         Pro forma                                                     $  5.40

       The fair value of the option grants are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 10% per annum; expected volatility of 9%; and a risk free interest rate of 5.2%.

Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)


7. RELATED PARTY TRANSACTIONS
   In addition to the share purchase options discussed in Note 6, LaSalle Re has entered into the following transactions and agreements with companies related to the Founding Shareholders:

   (a)  PREMIUMS WRITTEN
        During the year ended September 30, 1996, LaSalle Re assumed premiums written of approximately $24,045 (1995: $28,836; 1994: $24,186) from a ceding company related to a shareholder of LaSalle Re. In addition, LaSalle Re assumed premiums totalling $23,577 (1995: $22,057; 1994:
        $14,163) through brokers related to a shareholder of LaSalle Re. Brokerage fees incurred in respect of this business were approximately $2,357 (1995: $2,206; 1994: $1,416). All such transactions were undertaken on normal commercial terms. Reinsurance balances receivable at the balance sheet date include $11,700 (1995: $25,206) due from such related parties.

   (b)  UNDERWRITING SERVICES
        LaSalle Re is party to an underwriting services agreement with CNA (Bermuda) Services Limited ("CNA Bermuda"). Under this agreement, LaSalle Re has granted CNA Bermuda the authority to provide underwriting services and to underwrite all classes of insurance and reinsurance as agents for LaSalle Re. LaSalle Re has agreed to pay fees to CNA Bermuda as follows:

        With effect from January 1, 1996:

        (i)  1.5% of the gross written and collected premium per fiscal year;
             and

        (ii) An underwriting profit commission equal to 4.0% of the aggregate net underwriting profits of LaSalle Re, where certain conditions are met.

        Prior to January 1, 1996:

        (i) 2.0% of the gross written and collected premium per fiscal year, up to premium of $150,000 plus 1.5% of the gross written and collected premium in excess of $150,000; and

        (ii) An underwriting profit commission equal to 2.5% of the aggregate net underwriting profits of LaSalle Re, where certain conditions are met.

        The Company has incurred $3,081 (1995: $3,411; 1994: $1,465) for underwriting services provided for the year ended September 30, 1996, of which $2,482 (1995: $3,629) was payable at September 30, 1996.

        The Company has incurred $4,140 (1995: $2,186; 1994: $Nil) for underwriting profit commission for the year ended September 30, 1996, of which $3,350 was payable at September 30, 1996 (1995: $2,186).

Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)


7. RELATED PARTY TRANSACTIONS (CONTINUED)
   (c)  ADMINISTRATIVE SERVICES
        LaSalle Re is party to an agreement with Aon Risk Consultants (Bermuda) Limited ("ARC Bermuda"). Under this agreement ARC Bermuda performs certain actuarial and administrative services on behalf of the Company. LaSalle Re has agreed to pay management fees to ARC Bermuda as follows:


        CALENDAR YEAR
        1993      $548 (pro-rata basis)
        1994      $3,000
        1995      $5,000
        1996      $7,000

        Beginning on January 1, 1997, the management fees payable to ARC Bermuda will be:

        (i)   $3,300 per annum; and

        (ii) An underwriting profit commission equal to 2.75% of the aggregate net underwriting profit of LaSalle Re, where certain conditions are met.

    (d) INVESTMENT MANAGEMENT SERVICES
        LaSalle Re is party to an agreement with Aon Advisors (UK) Limited ("Aon UK") to provide investment management services. LaSalle Re has agreed to pay fees to Aon UK based on the average daily balance of the investment portfolio of the preceding quarter, as follows:


        PORTFOLIO BALANCE                        ANNUAL FEE IN BASIS POINTS
        $0 through $100,000                                 35
        Excess of $100,000 through $200,000                 25
        Excess of $200,000                                  15

        The Company has incurred $1,028 (1995: $987; 1994: $752) for services provided for the year ended September 30, 1996, of which $272 (1995:
        $261) was payable at September 30, 1996.

Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)

7. RELATED PARTY TRANSACTIONS (CONTINUED)
   (E)  CLAIMS HANDLING SERVICES
        LaSalle Re is party to an agreement with Integrated Runoff Insurance Services Corporation ("IRISC") whereby IRISC performs certain claims handling services for LaSalle Re. LaSalle Re has agreed to pay the following minimum fees to IRISC:

        CALENDAR YEAR
        1994   $50
        1995   $53
        1996   $56

        The agreement provides for additional fees to be payable if services provided exceed a certain "base level". Fees in excess of this "base level" are calculated on an hourly rate.

        The Company has incurred $92 (1995: $78; 1994: $47) for services provided for the year ended September 30, 1996, of which $Nil (1995:
        $Nil) was payable at the balance sheet date.

8. CONCENTRATION OF CREDIT RISK
   The Company has investment guidelines which restrict investments in securities below an "AA" grade rating to 15% of the total portfolio and only 10% of the total portfolio can be invested in "BBB" grade rating. In addition, the guidelines restrict investments in a single issuer to no greater than 5% of the market value of the portfolio (except for U.S. and U.K. Government issues) and, with respect to country of issue, to no greater than 25% of the market value of the portfolio, except for U.S. and supernational borrowers.

   A broker who is unrelated to the Company arranged more than 16% of the Company's premiums written for the year ended September 30, 1996 (1995: 21%; 1994: 20%). Another broker who is related to the Company arranged more than 12% (1995: 10%; 1994: 11%). Approximately 13% (1995: 15%; 1994: 18%) of the
   gross premiums written for the year ended September 30, 1996 were ceded by related companies.

9. RESERVE FOR LOSSES AND LOSS EXPENSES
   Activity in the reserve for losses and loss expenses during the periods ended September 30, 1996, 1995 and 1994 is summarized as follows:

                                    1996       1995       1994
  Balance as of October 1       $ 66,654   $ 37,789   $      0
                                --------   --------   --------
  Incurred related to:
    Current year                  31,910     52,587     49,801
    Prior year                    19,567      7,810          0
                                --------   --------   --------
                                  51,477     60,397     49,801
                                --------   --------   --------
  Paid related to:
    Current year                 (10,222)    (7,572)   (12,012)
    Prior year                   (58,034)   (23,960)  $      0
                                --------   --------   --------
                                 (68,256)   (31,532)   (12,012)
                                --------   --------   --------
  Balance as of September 30    $ 49,875   $ 66,654   $ 37,789
                                ========   ========   ========

Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)

9.  RESERVE FOR LOSSES AND LOSS EXPENSES (CONTINUED)
    The amounts incurred in respect of prior year losses in 1996 relate primarily to Hurricanes Luis and Marilyn which occurred in September 1995. Additional information reported by ceding companies in the months following the losses necessitated additional reserving. This impact has been mitigated by the collection of additional reinstatement premiums. In respect of 1995, additional losses of $5.7 million (gross of reinstatements of approximately $1.1 million) related to development on the Northridge, California earthquake, reflecting an increase in the market estimates of anticipated total insured loss.

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
    The Company's functional currency is the U.S. dollar, however, as the Company operates internationally, it has exposure to changes in foreign currency exchange rates. These exposures include net cash inflows on non-U.S. dollar denominated insurance premiums.

    To manage the Company's exposure to these risks, the Company enters into foreign exchange contracts in the major currencies to which the Company is exposed. These contracts generally involve the exchange of one currency for another at some future date. At September 30, 1996, the Company had a notional principal amount outstanding of approximately $25,192 (1995:
    $6,129) in contracts to sell foreign currencies in the future. The fair value of these contracts, based on quoted forward rates available for the maturity of the contracts, as at September 30, 1996 was $(571) (1995:
    $(136)). A loss of $294 (1995: $756; 1994: $Nil) is included in the
    Statements of Operations in respect of these contracts.

    Foreign exchange contracts at September 30, 1996 generally have maturities of six months or less and relate to major Western currencies. Counterparties to the transactions are large financial institutions. Although the Company is exposed to credit loss in the event of non-performance by other parties in the contracts, such non-performance is not anticipated.

    The Company may also enter into foreign exchange contracts to manage the exposures relating to known reinsurance losses denominated in foreign currencies. However, no such contracts had been entered into at the balance sheet date.

11. CREDIT FACILITY
    On December 1, 1995, the Company obtained a five year, $100 million committed line of credit from a syndicate of banks, maturing on December 1, 2000. The proceeds from the facility may only be used to buy preferred shares of LaSalle Re, which in turn may use the proceeds of such purchase to meet current cash requirements. The facility is secured by a pledge ("legal mortgage") of all of the capital stock of LaSalle Re held by the Company, including any preferred shares that may be issued by LaSalle Re to the Company. As at September 30, 1996, the facility had not been utilized.

    The credit facility contains various covenants, including: limitations on incurring additional indebtedness; prohibition of dividend payments that would cause the Company's tangible net worth, defined as total shareholders' equity and minority interest, to fall below $350 million in calendar 1996, $375 million in calendar years 1997 and 1998 and thereafter $400 million; restriction of dividends to a maximum of 50% of the consolidated net income for the immediately preceding fiscal year; restrictions on the sale or lease of assets not in the ordinary course of business; maintenance of a ratio of consolidated total debt to consolidated tangible net worth of no more than
    0.40 to 1.00; maintenance of tangible net worth at the end of each fiscal year of the greater of $250 million or 70% of net premiums

Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)


11. CREDIT FACILITY (CONTINUED)
    written; maintenance of statutory capital at the end of each fiscal year of at least $250 million; and maintenance of a ratio of net premiums written to statutory capital at the end of any fiscal quarter of no more than 1.00 to
    1.00 in each case. At September 30, 1996, the Company was in compliance with all covenants under the facility.

12. STATUTORY DATA
    The Company's ability to pay dividends is subject to certain regulatory restrictions on the payment of dividends by LaSalle Re. Under the Insurance Act 1978, amendments thereto and related regulations of Bermuda, LaSalle Re is required to prepare statutory financial statements and to file in Bermuda a statutory financial return. LaSalle Re is required to maintain certain measures of solvency and liquidity.

    The statutory capital and surplus of LaSalle Re at September 30, 1996 was approximately $476,000 (1995: $391,000) and the minimum required statutory capital and surplus required by its license as a Class 4 insurer, was approximately $100,000 (1995: $100,000).

    In this regard, the declaration of dividends from retained earnings and distributions from additional paid in capital is limited to the extent that the above requirements are met. At September 30, 1996, there were no restrictions on distribution of retained earnings.

13. SEGMENTAL INFORMATION
    The following table sets forth the Company's net premiums written and the percentage thereof allocated to the zone of exposure for the years ended September 30, 1996 and 1995 and the period ended September 30, 1994:


                                   1996                1995            1994
                          PREMIUMS           PREMIUMS          PREMIUMS
                           WRITTEN      %     WRITTEN     %     WRITTEN     %
United States             $ 79,357    41.7%  $ 91,561   45.4%  $ 67,176   50.4%
Europe
  (excluding the U.K.)      21,959    11.6     21,041   10.4     18,147   13.6
United Kingdom              16,310     8.6     14,089    7.0      8,724    6.5
Japan                        7,998     4.2      7,642    3.8      4,896    3.7
Australasia                 11,038     5.8      9,756    4.8      4,510    3.4
Worldwide                   22,049    11.6     26,893   13.3      7,920    5.9
Worldwide
  (excluding U.S.)          11,451     6.0      8,789    4.4      6,441    4.8
Other                       16,433     8.6     16,128    8.0      7,241    5.5
Reinstatements and
  adjustment
  premiums                   3,556     1.9      6,017    2.9      8,272    6.2
                          --------  -------- -------- -------- -------- --------
                          $190,151   100.0%  $201,916  100.0%  $133,327  100.0%
                          ========  ======== ======== ======== ======== ========

Years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994
(Expressed in thousands of United States Dollars, except share and per share data)


14. TAXATION
    Under current Bermuda law the Company is not required to pay any taxes in Bermuda on either income or capital gains. The Company has received an undertaking from the Minister of Finance in Bermuda that will exempt the Company from taxation until the year 2016 in the event of any such taxes being imposed.

    The Company does not consider itself to be engaged in a trade or business in the United States and accordingly does not expect to be subject to United States income taxes.

15. UNAUDITED QUARTERLY FINANCIAL DATA

    YEAR ENDED SEPTEMBER 30, 1996          FIRST   SECOND    THIRD   FOURTH
                                         QUARTER  QUARTER  QUARTER  QUARTER
    Net premiums earned                  $49,445  $53,647  $55,294  $36,755
    Net investment income
     (net of realized losses)              6,204    6,399    6,789    7,036
    Losses and loss expenses incurred     15,882   18,354    9,954    7,287
    Net income                            29,400   31,332   40,818   27,901
    Net income per share                 $  1.23  $  1.31  $  1.70  $  1.16

    YEAR ENDED SEPTEMBER 30, 1995          FIRST   SECOND    THIRD   FOURTH
                                         QUARTER  QUARTER  QUARTER  QUARTER
    Net premiums earned                  $28,683  $45,344  $48,758  $47,585
    Net investment income
     (net of realized losses)              5,585    6,126    6,349    7,006
    Losses and loss expenses incurred        591   13,462   10,488   35,856
    Net income                            28,264   31,154   35,320    9,710
    Net income per share                 $  1.22  $  1.34  $  1.49  $  0.41

16. SUBSEQUENT EVENTS
    On November 25, 1996, the Company filed a registration statement with the Securities and Exchange Commission, with 3,400,000 common shares, par value $1.00 being offered for sale. The Company will not receive any proceeds from the sale, as the common shares are being sold by certain founding shareholders. In addition, 510,000 common shares may be sold if the over-allotment option granted by the selling shareholders to the Underwriters is exercised.

INDEPENDENT AUDITORS' REPORT


[LETTERHEAD OF KPMG PEAT MARWICK]


THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
LASALLE RE HOLDINGS LIMITED

We have audited the accompanying consolidated balance sheets of LaSalle Re Holdings Limited as at September 30, 1996 and 1995 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended September 30, 1996 and 1995 and the period from October 26, 1993 (date of incorporation) to September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LaSalle Re Holdings Limited and its subsidiaries as at September 30, 1996 and 1995 and the results of their operations, and their cash flows for the years ended September 30, 1996 and 1995 and the period from October 26, 1993 (date of incorporation) to September 30, 1994 in conformity with United States generally accepted accounting principles.


/s/ KPMG Peat Marwick
KPMG PEAT MARWICK
CHARTERED ACCOUNTANTS
HAMILTON, BERMUDA
OCTOBER 19, 1996

FINANCIAL AND INVESTOR INFORMATION



THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO ANY PERSON UPON WRITTEN REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (OTHER THAN EXHIBITS, WHICH WILL BE FURNISHED UPON PAYMENT OF A FEE).

For general information about the Company or copies of the Annual Report, quarterly earnings releases and forms 10-K and 10-Q, please contact:

  DIANE NEWMAN
  Investor Relations Manager
  LaSalle Re Holdings Limited
  P.O. Box HM 1502
  Hamilton HM FX
  Bermuda
  Telephone:   (441) 292 3339
  Facsimile:   (441) 292 1501

STOCK EXCHANGE LISTING
The Company's common stock trades on the Nasdaq Stock Market under the symbol LSREF.

SHARE PRICE INFORMATION
The following table sets forth for the periods indicated, the high, low and closing sale prices of the Company's common shares:

FISCAL YEAR ENDED SEPTEMBER 30, 1996       HIGH         LOW        CLOSE

  First Quarter*                          $23 1/4     $19 1/2     $22 7/8
  Second Quarter                          $23 5/8     $21         $21 1/2
  Third Quarter                           $22 3/4     $19 3/4     $22 1/2
  Fourth Quarter                          $25 1/2     $21         $23 1/2

  *Period from November 21 - December 31, 1995

TRANSFER AGENT AND REGISTRAR
Shareholders seeking information regarding the registration of their shares, a change of address and other administrative share matters should contact the Transfer Agent and Registrar as follows:

  FIRST CHICAGO TRUST COMPANY OF NEW YORK
  Mail Suite 4690
  P.O. Box 2532
  Jersey City
  New Jersey 07303-2532
  Telephone: (201) 222 4234
  Facsimile: (201) 222 4248

DIRECTORS & OFFICERS


BOARD OF DIRECTORS

VICTOR H. BLAKE (1, 4)
Chairman, President & Chief Executive Officer
LaSalle Re Holdings Limited

WILLIAM J. ADAMSON, JR. (1, 2, 4, 5)
Chief Executive Officer
CNA Reinsurance Group

ANDREW AFRICK
Apollo Advisors, L.P.

IVAN BERK (4, 5)
Executive Director
Aon Advisors, Inc.

JOSEPH HAVIV (3)
Vice President
EXOR America, Inc.

JONATHAN H. KAGAN (1, 2)
Managing Director
Corporate Advisors, L.P.

DONALD P. KOZIOL, JR. (1)
Executive Vice President
Aon Risk Services

PETER J. RACKLEY (1, 2, 3)
Chairman
Western International Financial Group Ltd.

SCOTT A. SCHOEN (2, 3, 4)
Managing Director
Thomas H. Lee Company

HARVEY G. SIMONS
Executive Vice President
CNA International Reinsurance Company Limited

DAVID A. STOCKMAN (1)
Senior Managing Director
Blackstone Group Holdings, L.L.C.

PAUL J. ZEPF (1, 4)
Principal
Corporate Advisors, L.P.

1.  Underwriting/Actuarial Committee
2.  Audit Committee
3.  Compensation Committee
4.  Investment Committee
5.  Nominating Committee

OFFICERS

VICTOR H. BLAKE
Chairman, President & Chief Executive Officer

WILLIAM J. ADAMSON, JR.
Deputy Chairman

GUY D. HENGESBAUGH
Executive Vice President & Chief Underwriter

ANDREW COOK
Chief Financial Officer & Treasurer

TERRY J. ALFUTH
Senior Vice President, Actuarial/Claims &
Information Systems

STEVEN GIVEN
Controller

T. W. TUCKER HALL
Secretary

SENIOR STAFF

ROB LEE WOMACK, JR.
Vice President & Underwriter
U.S. Business

GRAHAM WAITE
Vice President & Underwriter
International Business

MARK STOCKTON
Vice President & Underwriter
International Business

GLENN CLINTON
Manager
Underwriting Support Services

JONATHAN GOFF
Manager
LaSalle Re (Services) Ltd., London

CLARE MORAN
Manager
Financial Reporting

COMPANY INFORMATION


COMPANY OFFICES

HEAD OFFICE

LaSalle Re Holdings Limited
Continental Building
25 Church Street
Hamilton HM 12
P.O. Box HM 1502
Hamilton HM FX
Bermuda
Telephone: (441) 292 3339
Facsimile: (441) 292 2656

LONDON CONTACT OFFICE

Jonathan Goff
LaSalle Re (Services) Ltd.
London Underwriting Centre
Lower Ground Floor, Suite 2
3 Minster Court
Mincing Lane
London EC3R 7DD
United Kingdom
Telephone: (071) 617 6079
Facsimile: (071) 617 6074

AUDITORS

KPMG Peat Marwick
Vallis Building
P.O. Box HM 906
Hamilton HM DX
Bermuda

LEGAL COUNSEL

U.S. COUNSEL
Mayer, Brown & Platt
190 South LaSalle Street
Chicago
Illinois 60603-3441
USA
Telephone: 312 701 7007
Facsimile: 312 701 7711

BERMUDA COUNSEL
Conyers, Dill & Pearman
Clarendon House
Church Street
Hamilton HM DX
Bermuda

SECRETARY
T. W. Tucker Hall
Codan Services Limited
P.O. Box HM 1022
Clarendon House
Church Street
Hamilton HM DX
Bermuda
Telephone: (441) 295 1422
Facsimile: (441) 292 4720 or 3799