Form 10-K, Exhibit 13
period 1997-09-30
LASALLE RE HOLDINGS LTD
filed 1997-12-11
CIK 1001384

                                                                    EXHIBIT 13.1

Selected Financial Data
(expressed in dollars in thousands, except per share and other data)

-------------------------------------------------------------------------------------------------------------------------
                                                Year ended       Year ended       Year ended      Period October 26, 1993
                                               September 30,    September 30,    September 30,     to September 30, 1994
                                                   1997             1996             1995
-------------------------------------------------------------------------------------------------------------------------
Statement of Income Data
------------------------
Premiums written.........................     $   171,386      $   190,151       $   201,916          $   133,327
Net premiums earned......................         163,933          195,141           170,370               76,989
Net investment income
(net of realized gains and losses).......          33,664           26,428            25,066               15,739
Loss and loss expenses incurred..........          31,199           51,477            60,397               49,801
Underwriting expenses....................          26,018           27,268            22,988                8,686
Operational expenses.....................          12,656           11,114             6,218                4,066
Income before minority interest..........         121,468          129,451           104,448               29,899
Minority interest /(1)/
  (1997 : 21%; All other periods : 37%)..          24,391           47,966            38,774               10,958
Net income...............................          97,077           81,485            65,674               18,941
Net income per share /(2)/...............     $      5.14      $      5.40       $      4.51          $      1.31
Weighted average shares outstanding /(3)/      22,998,936       23,967,870        23,170,680           22,852,910
Dividends declared per Common Share......     $      2.84      $      0.75              5.72          $      0.00
Other Data
----------
Loss ratio...............................           19.0%            26.4%             35.5%                64.7%
Expense ratio............................           23.6%            19.6%             17.1%                16.6%
Combined ratio...........................           42.6%            46.0%             52.6%                81.3%
Return on average equity /(4)/...........           25.4%            29.2%             26.6%                 9.3%
Balance Sheet Data (at end of period)
-------------------------------------
Total investments and cash...............     $   553,043      $   537,504       $   522,425          $   409,738
Total assets.............................         686,088          634,374           636,547              481,424
Reserve for losses and loss expenses.....          45,491           49,875            66,654               37,789
Minority interest /(1)/..................          93,355          179,470           147,389              140,838
Total shareholders' equity...............         425,226          307,448           253,422              243,446
Book value per share /(5)/...............     $     23.23      $     21.42       $     17.64          $     16.91
----------------------------------------------------------------------------------------------------------------------

(1) Minority interest represents those shares in LaSalle Re that are held as Exchangeable Non-Voting Shares. These shares are exchangeable, at the option of the holder, for Common Shares of the Company on a one-for-one basis.

(2) Net income per share equals income before minority interest and after preferred dividends declared and in arrears divided by the weighted average shares outstanding.

(3) Weighted average shares outstanding include Common Shares and the Exchangeable Non-Voting Shares as Common Stock equivalents and the dilutive effect of stock options and stock appreciation rights using the treasury stock method.

(4) Return on average equity is calculated by dividing net income before minority interest and after preferred dividends declared and in arrears by the average of the opening and closing sum of common shareholders' equity and minority interest. The adjustment in respect of minority interest reflects the exchangeable nature of the Exchangeable Non-Voting Shares.

(5) Book value per share is based on the sum of closing common shareholders' equity and minority interest divided by Common Shares and Exchangeable Non-Voting Shares.