Form 10-K, Exhibit 13
period 1998-09-30
LASALLE RE HOLDINGS LTD
filed 1998-12-18
CIK 1001384

                                                                    EXHIBIT 13.1

--------------------------------------------------------------------------------
                                         SELECTED FINANCIAL DATA            Pg 9
--------------------------------------------------------------------------------

                              Expressed in thousands of United States Dollars, except per share and operational data.

                                                      YEAR ENDED       YEAR ENDED     YEAR ENDED      YEAR ENDED   PERIOD OCTOBER
                                                    SEPTEMBER 30     SEPTEMBER 30   SEPTEMBER 30    SEPTEMBER 30      26, 1993 TO
                                                            1998             1997           1996            1995     SEPTEMBER 30
                                                                                                                             1994
STATEMENT OF INCOME DATA
Premiums written                                     $   155,316      $   171,386    $   190,151     $   201,916      $   133,327
Net premiums earned                                      154,620          163,933        195,141         170,370           76,989
Net investment income (including
realized gains and losses)                                39,863           33,664         26,428          25,066           15,739
Loss and loss expenses incurred                           95,539           31,199         51,477          60,397           49,801
Underwriting expenses                                     22,661           26,018         27,268          22,988            8,686
Operational expenses                                       8,932           12,656         11,114           6,218            4,066
Income before minority interest                           65,232          121,466        129,451         104,448           29,899
Minority interest/(1)/
(1998: 23%, 1997: 21%, all other periods: 37%)            13,426           24,391         47,966          38,774           10,958
Net income                                                51,806           97,077         81,485          65,674           18,941
Earnings per Common Share - assuming dilution/(2)/   $      2.80      $      5.14    $      5.40     $      4.51      $      1.31
Adjusted weighted average number of Common
Shares outstanding/(3)/                               20,919,405       22,998,936     23,967,870      23,170,680       22,852,910
Dividends declared per Common Share                  $      3.00      $      2.84    $      0.75     $      5.72      $      0.00

OTHER DATA
Loss ratio                                                  61.8%            19.0%          26.4%           35.5%           64.7%
Expense ratio                                               20.4%            23.6%          19.6%           17.1%           16.6%
Combined ratio                                              82.2%            42.6%          46.0%           52.6%           81.3%
Return on average equity/(4)/                               13.0%            25.4%          29.2%           26.6%            9.3%

BALANCE SHEET DATA (AT END OF PERIOD)
Total investments and cash                           $   608,757      $   553,043    $   537,504     $   522,504      $   409,738
Total assets                                             757,290          686,088        634,374         636,547          481,424
Reserve for losses and loss expenses                      97,942           45,491         49,875          66,654           37,789
Minority Interest                                        105,569           93,355        179,470         147,389          140,838
Total shareholders' equity                               430,053          425,226        307,448         253,422          243,446
Book value per share/(5)/                            $     23.39      $     23.23    $     21.42     $     17.64      $     16.91

/(1)/ Minority interest represents those shares in LaSalle Re Limited that are held as Exchangeable Non-Voting Shares. These shares are exchangeable, at the option of the holder, for Common Shares of the Company on a one-for-one basis.

/(2)/ Earnings per Common Share - assuming dilution equals income before minority interest and after preferred dividends declared and in arrears divided by the adjusted weighted average number of Common Shares outstanding.

/(3)/ The adjusted weighted average number of Common Shares outstanding include
      Common Shares and the Exchangeable Non-Voting Shares and the dilutive effect of stock options and stock appreciation rights using the treasury stock method.

/(4)/ Return on average equity is calculated by dividing net income before minority interest and after preferred dividends declared and in arrears by the average of the opening and closing sum of common shareholders' equity and minority interest. The adjustment in respect of the minority interest reflects the exchangeable nature of the Exchangeable Non-Voting Shares.

/(5)/ Book value per share is based on the sum of closing common shareholders' equity and minority interest divided by Common Shares and Exchangeable Non-Voting Shares.

                                                     LaSalle Re Holdings Limited