Form 10-K405, Exhibit 13
period 1999-09-30
LASALLE RE HOLDINGS LTD
filed 1999-12-22
CIK 1001384

                                                                    EXHIBIT 13.1

--------------------------------------------------------------------------------
                          LASALLE RE HOLDINGS LIMITED
--------------------------------------------------------------------------------
                            SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

               Expressed in thousands of United States Dollars,
                    except per share and operational data.

                                                        Year Ended     Year Ended     Year Ended     Year Ended     Year Ended
                                                      September 30   September 30   September 30   September 30   September 30
                                                              1999           1998           1997           1996           1995
STATEMENT OF INCOME DATA
Gross Premiums written                                 $   139,010    $   155,316    $   171,386    $   190,151    $   201,916
Net premiums earned                                        126,615        154,620        163,933        195,141        170,370
Net investment income (including
 realized gains and losses)                                 34,462         39,863         33,664         26,428         25,066
Loss and loss expenses incurred                            131,147         95,539         31,199         51,477         60,397
Underwriting expenses                                       22,219         22,661         26,018         27,268         22,988
Operational expenses                                        11,358          8,932         12,656         11,114          6,218
Income before minority interest                             (5,679)        65,232        121,468        129,451        104,448
Minority interest/(1)/
(1999:23%, 1998: 23%, 1997: 21%,
 all other periods: 37%)                                    (2,845)        13,426         24,391         47,966         38,774
Net income                                                  (2,834)        51,806         97,077         81,485         65,674
Earnings per Common Share - assuming dilution/(2)/     $     (0.61)   $      2.80    $      5.14    $      5.40    $      4.51
Adjusted weighted average number of Common
 Shares outstanding/(3)/                                20,213,155     20,919,405     22,998,936     23,967,870     23,170,680
Dividends declared per Common Share                    $     1.125    $      3.00    $      2.84    $      0.75    $      5.72

OTHER DATA
Loss ratio                                                   103.6%          61.8%          19.0%          26.4%          35.5%
Expense ratio                                                 26.5%          20.4%          23.6%          19.6%          17.1%
Combined ratio                                               130.1%          82.2%          42.6%          46.0%          52.6%
Return on average equity/(4)/                                -2.84%          13.0%          25.4%          29.2%          26.6%

BALANCE SHEET DATA (AT END OF PERIOD)
Total investments and cash                             $   556,976    $   606,757    $   553,043    $   537,504    $   522,425
Total assets                                               736,107        757,290        686,088        634,374        636,547
Reserve for losses and loss expenses                       146,552         97,942         45,491         49,875         66,654
Minority interest                                           93,055        105,569         93,355        179,470        147,389
Total shareholders' equity                                 382,197        430,053        425,226        307,448        253,422
Book value per share/(5)/                              $     19.69    $     23.39    $     23.23    $     21.42    $     17.64

/(1)/ Minority interest represents those shares in LaSalle Re Limited that are held as Exchangeable Non-Voting Shares. These shares are exchangeable, at the option of the holder, for Common Shares of the Company on a one-for-one basis.

/(2)/ Earnings per Common Share equals income before minority interest and after preferred dividends declared and in arrears divided by the adjusted weighted average number of Common Shares outstanding.

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

                                                                          Page 9